SOMMER & BARNARD, PC
                         4000 Bank One Tower
                         111 Monument Circle
                     Indianapolis, Indiana  46204
                         Phone: (317) 630-4000



                           July 6, 1998


Board of Directors
Control Devices, Inc.
228 Northeast Road
Standish, Maine 04084

     Re:  Registration Statement on Form S-8 of Control Devices,
          Inc.

Ladies and Gentlemen:

     You have requested our opinion in connection with the preparation and filing of the Registration Statement on Form S-8 (the "Registration Statement") which is being filed with the Securities and Exchange Commission by Control Devices, Inc. ("CDI") and which covers the registration under the Securities Act of 1933 of 666,666 shares of CDI common stock, no par value (the "Registered Shares") to be offered or sold pursuant to the Control Devices, Inc. 1997 Stock Compensation Plan.

     We have examined such records and documents, and have made such investigations of law and fact as we have deemed necessary in the circumstances. Based on that examination and investigation, it is our opinion that, when exchanged in the manner described in the Registration Statement (including all exhibits thereto) and in compliance with the Securities Act of 1933, as amended, and applicable state Blue Sky laws, the Registered Shares will have been duly authorized, validly issued, fully paid and not subject to further assessment.

     We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement.

                                   Respectfully,

                                    /s/ Sommer & Barnard, PC

                                   SOMMER & BARNARD, PC